Explanation of Responses

(1)
On June 12, 2014, the Insight V Funds (as defined below) distributed on aggregate of 750,000 shares of Common Stock of the issuer pro rata to their partners in accordance with their respective ownership interests as determined in accordance with the applicable limited partnership agreement of such entities (the “First Distribution”).  In connection with the First Distribution, Insight Venture Associates V, L.L.C. (“Insight Associates V”), the general partner of each of the Insight V Funds, acquired direct ownership of 127,285 shares.  On June 13, 2014, Insight Associates V distributed these 127,285 shares pro rata to its members in accordance with their respective ownership interests as determined in accordance with the limited liability company operating agreement of Insight Associates V (the “Second Distribution” and, together with the First Distribution, the “Distribution”).

(2)	The respective partners of the Insight V Funds and the members of Insight Associates V did not furnish any consideration in exchange for shares received in connection with the Distribution.

(3)
The Insight V Funds beneficially own 2,589,748 shares of Common Stock after giving effect to the Distribution.  Insight Venture Partners V, L.P. is the record beneficial owner of 1,056,691 shares of Common Stock, Insight Venture Partners (Cayman) V, L.P. is the record beneficial owner of 319,935 shares of Common Stock, Insight Venture Partners V Coinvestment Fund, L.P. is the record beneficial owner 1,150,990 shares of Common Stock and Insight Venture Partners V (Employee Co-Investors), L.P. is the record beneficial owner of 62,132 shares of Common Stock (together with Insight Venture Partners V, L.P., Insight Venture Partners V Coinvestment Fund, L.P. and Insight Venture Partners (Cayman) V, L.P., the “Insight V Funds”).  The amount listed as directly owned by each respective Insight V Fund may be deemed to be attributable to each of the other Insight V Funds, Insight Associates V and Insight Holdings Group, LLC (“Insight Holdings”) because Insight Holdings is the manager of Insight Associates V, which in turn is the general partner of each of the Insight V Funds.  Jeffrey L. Horing, Deven Parekh and Peter Sobiloff are the members of the board of managers of Insight Holdings.  Because Messrs. Horing, Parekh and Sobiloff are the members of the board of managers of Insight Holdings, they may also be deemed to have voting and dispositive power over these shares.  The foregoing is not an admission by Insight Associates V or Insight Holdings that it is the beneficial owner of the shares held by the Insight V Funds.  Each of Messrs. Horing, Parekh and Sobiloff disclaims beneficial ownership of the shares except to the extent of his pecuniary interests in these entities.